Exhibit 99.1

900 North Michigan Avenue Suite 1600 Chicago, Illinois 60611 (312) 274-2000

Contacts:	Investors	Media
	G. Marc Baumann	Michael K. Wolf
	Executive Vice President and CFO	Executive Vice President and CAO
	(312) 274-2199	(312) 274-2070
	mbaumann@standardparking.com	mwolf@standardparking.com

Standard Parking Corporation Receives Clearance

to Close Merger with Central Parking Corporation

CHICAGO — Sept. 26, 2012 - Standard Parking Corporation (NASDAQ:  STAN), one of the nation’s leading providers of parking management, ground transportation and other ancillary services, today announced that it has reached agreement with the U.S. Department of Justice (DOJ) regarding Standard Parking’s merger with Central Parking Corporation.  As part of the agreement, Standard Parking and Central Parking have entered into a Stipulation and a Proposed Final Judgment with DOJ that will permit the merger to proceed upon court approval.  The parties expect to consummate the transaction promptly.

Under the terms of the Stipulation and the Proposed Final Judgment filed on September 26, 2012 in the United States District Court for the District of Columbia, Standard Parking and Central Parking will divest contracts and any related interests covering slightly more than 100 off street parking facilities.  The contracts, which include both leases and management agreements, will be sold, terminated or permitted to expire without renewal.  After the contracts and any related interests are divested, the combined entity will continue to manage the parking operations of more than 4,200 parking facilities located throughout the United States.  The agreement with DOJ also will lead to the termination of the Waiting Period under the Hart-Scott-Rodino Act of 1976.

“We are pleased that DOJ has completed its antitrust review of the merger and that we’ve been able to reach an agreement that satisfies DOJ’s concerns,” said James A. Wilhelm, President and Chief Executive Officer of Standard Parking Corporation. “We look forward to closing the merger and moving forward with our integration plans so that we can realize the transaction’s anticipated benefits for our clients, customers and stockholders.”

Standard Parking intends to close the transaction in conjunction with the end of its 2012 third quarter.  On October 1, the first business day on which Standard Parking and Central Parking will operate jointly, the management team will provide further information regarding the transaction’s closing.

About Standard Parking

Standard Parking is a leading national provider of parking facility management, ground transportation and other ancillary services. With approximately 12,000 employees, Standard

Parking manages approximately 2,200 facilities, containing over 1.2 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving more than 60 airports. More information can be found at www.standardparking.com.

More information about Standard Parking is available at http://ir.standardparking.com. You should not construe the information on this website to be a part of this release. Standard Parking’s annual reports filed on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company’s website.

More information about the transaction is accessible on our transaction specific website at: www.standardparkingevolution.com.

About Central Parking

Central is a leader in parking management serving large and small property owners, infrastructure funds and governmental clients to maximize service, revenue and value creation.  With operations in 39 states and Puerto Rico, Central Parking’s locations include: mixed-use developments, office buildings, hotels, stadiums and arenas, airports, hospitals, universities, municipalities, and toll roads. In addition, through its USA Parking subsidiary, Central is one of the premier valet operators in the nation with more four and five diamond luxury properties including hotels and resorts than any other valet competitor. Central’s over one million parking spaces operate under the brands Central Parking System, CPS Parking, New South Parking and USA Parking. Central Parking is owned by affiliates of Kohlberg & Company, L.L.C., Lubert-Adler Partners, L.P. and Versa Capital Management, LLC.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding expectations for the combined company. The Company has tried to identify these statements by using words such as “expect,” “anticipate,” “believe,” “could,” “should,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and “will” and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. These forward-looking statements are made based on management’s expectations and beliefs concerning future events and are subject to uncertainties and factors relating to operations and the business environment, all of which are difficult to predict and many of which are beyond management’s control. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: the risk that the proposed business combination transaction between the Company and Central Parking is not completed; the ability to integrate Central Parking into the business of the Company successfully and the amount of time and expense spent and incurred in connection with the integration; the risk that the economic benefits, cost savings and other synergies that the Company anticipates as a result of the transaction are not fully realized or take longer to realize than expected; the impact of the divestitures of management contracts and leases required by the Company’s agreement with the DOJ; other losses, or renewals on less favorable terms, of management contracts and leases; the effect on the strategy and operations of the combined company of changes to the Company’s board of directors and management upon the completion of the merger; intense competition; adverse litigation judgments or settlements; the loss of key employees; changes in general economic and business conditions or demographic trends; the impact of public and private regulations; financial difficulties or bankruptcy of major clients; insurance losses that are worse than expected or adverse events not covered by insurance; labor disputes; extraordinary events affecting parking at facilities that the Company manages, including emergency safety measures, military or terrorist attacks, cyber terrorism and natural disasters; the risk that state and municipal government clients sell or enter into long-term leases of parking-related assets to or with our competitors or clients of our competitors; uncertainty in the credit markets; availability, terms and deployment of capital; and the Company’s ability to obtain performance bonds on acceptable terms.

For a detailed discussion of factors that could affect the Company’s future operating results, please see the Company’s filings with the Securities and Exchange Commission, including the disclosures under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

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